Exhibit 99.1

Tobira Therapeutics Reports Second Quarter 2015 Financial Results

Positive Momentum on NASH Clinical Program

Strong Quarter-end Cash Position of $63.7 Million

Conference Call to be Held Today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif. – August 11, 2015 – Tobira Therapeutics, Inc. (NASDAQ: TBRA), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel treatments for nonalcoholic steatohepatitis (NASH), and other serious immuno-inflammatory and fibrotic diseases, today reported business highlights and financial results for the second quarter of 2015.

“We successfully completed the transition to a public company, backed by a group of highly regarded investors, providing us with the financial resources needed to continue advancing cenicriviroc (CVC) as a platform for multiple high unmet need indications in liver, immuno-inflammatory and fibrotic diseases,” said Laurent Fischer, M.D., Tobira’s chief executive officer.

“In the second quarter of 2015, we made significant progress toward building clinical evidence for CVC in patients with non-alcoholic steatohepatitis (NASH). This includes completing enrollment in the CENTAUR Phase 2b study of CVC. With enrollment now complete, CENTAUR represents the largest NASH study enrolled to date. Furthermore, CENTAUR exclusively enrolled patients with NASH and liver fibrosis and incorporates potentially approvable surrogate endpoints. As we move into the second half of this year, we remain focused on strengthening the profile of CVC in NASH, including presenting combination therapy data, as we work towards reporting the primary endpoint of CENTAUR in the third quarter of 2016.”

Second Quarter 2015 and Recent Business Highlights

•	On May 4, successfully completed a financing and merger with Regado Biosciences. Subsequently commenced trading on the NASDAQ Capital Market under the ticker symbol TBRA.

•	Completed patient recruitment in the CENTAUR study. CENTAUR is a global, double blind, placebo controlled, Phase 2b clinical trial evaluating the treatment effects of CVC versus placebo in patients with NASH and liver fibrosis. Target enrollment for the study was 252 patients. Final enrollment totaled 289 patients, which will provide the broadest data set in NASH patients at risk of progressive liver disease.

•	Expanded the profile of CVC with completion of a Phase 1 study evaluating the pharmacokinetics and safety of CVC and the diabetes medication, pioglitazone, both when administered alone and in combination. Tobira is planning on presenting the positive results from this study at a medical meeting later this year.

Second Quarter 2015 Financial Results

•	Research and development expenses in the second quarter of 2015 were $6.6 million compared to $3.1 million in the second quarter of 2014. The increase primarily associated with the costs of running the CENTAUR Phase 2b clinical study.

•	General and administration expenses in the second quarter of 2015 were $3.1 million compared to $1.9 million in the second quarter of 2014. The increase was primarily attributable to costs associated with the merger and being a publicly traded company.

•	Cash used in operations in the second quarter of 2015 was $9.8 million.

•	Net loss for the second quarter of 2015 was $11.0 million, or $0.99 per share compared with a net loss of $7.9 million, or $19.62 per share for the same period in 2014.

2015 Six-Month Results

•	Research and development expenses were $12.3 million in the first six months of 2015, compared to $4.8 million in the first six months of 2014.

•	General and administration expenses were $5.3 million in the first six months of 2015, compared to $2.7 million in the first six months of 2014.

•	Cash used in operations in the first six months of 2015 was $15.8 million.

•	Net loss for the first six months of 2015 was $18.0 million, or $3.14 per share compared with a net loss of $10.7 million, or $26.63 per share for the same period in 2014.

Cash, Cash Equivalents & Marketable Securities

As of June 30, 2015 Tobira had cash, cash equivalents, and investments in securities totaling $63.7 million. Tobira believes its existing cash and cash equivalents will fund the company into the second half of 2017.

Conference Call Information

The company will host a conference call today to review Tobira’s business highlights and financial results for the second quarter of 2015 beginning at 1:30 p.m. Pacific Time /4:30 p.m. Eastern Time. Analysts and investors can participate in the conference call by dialing +1 (855) 638-8858 for domestic callers and +1 (707) 294-1299 for international callers, using the conference ID# 91340309. The webcast can be accessed live on the Investor Relations page of Tobira’s website, http://ir.tobiratherapeutics.com, and will be available for replay for 30 days following the call.

About Cenicriviroc and Non-alcoholic Steatohepatitis

CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. This mechanism differs from metabolic targets related to the pathogenesis of NASH. Tobira believes this novel approach will establish CVC as both a single-agent and as a cornerstone treatment in multi-therapy regimens for NASH, for which there is currently no approved drug.

CVC is currently being evaluated in Tobira’s Phase 2b CENTAUR study (identifier NCT02217475) and the company expects to announce top line data from the study’s primary endpoint in the third quarter of 2016. CENTAUR is comparing CVC to placebo in 289 patients with NASH and liver fibrosis, and includes endpoints identified as suitable for registrational studies in the findings of an FDA-AASLD workshop recently reported in Hepatology1. To date, prior to the CENTAUR study, over 600 subjects have been dosed with CVC in Phase 1 and Phase 2b clinical studies, including 115 HIV-1 infected subjects on treatment for up to 48 weeks. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally. It is the fastest growing cause of liver cancer and liver transplant in the U.S. due to the rise in obesity.

About Tobira Therapeutics, Inc.

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies to treat liver disease, inflammation, fibrosis and HIV. The company’s lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 being evaluated for the treatment of non-alcoholic steatohepatitis (NASH) and HIV. Learn more about Tobira at www.tobiratherapeutics.com.

Tobira® is a registered trademark owned by Tobira Therapeutics, Inc.

©2015 Tobira Therapeutics, Inc. All Rights Reserved.

1.	Sanyal A, et al. Hepatology 2015;61(4): 1392-1405

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s clinical development of cenicriviroc (CVC), the potential timing and outcomes of clinical studies of CVC undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s other filings with the Securities and Exchange Commission.

Tobira Investor & Media Contact:

Ian Clements, Ph.D.

+1 (650) 351-5013

ir@tobiratherapeutics.com

Canale Communications Media Contact:

Pam Lord

+1 (619) 849-6003

pam@canalecomm.com

TOBIRA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,393	$6,178
Other current assets	1,718	1,013

Total current assets	65,111	7,191
Restricted cash	334	334
Other assets	19,393	821

Total assets	$84,838	$8,346

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,205	$1,887
Accrued expenses and other liabilities	3,888	6,503
Term loan	2,481	—
Other current liabilities	79	29,848

Total current liabilities	9,653	38,238
Term loan	12,462	14,789
Other liabilities	4,588	2,719

Total liabilities	26,703	55,746
Convertible preferred stock	—	61,982
Total stockholders’ equity (deficit)	58,135	(109,382)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$84,838	$8,346

TOBIRA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses
Research and development	$6,616	$3,094	$12,287	$4,763
General and administrative	3,119	1,873	5,271	2,742

Total operating expenses	9,735	4,967	17,558	7,505

Loss from operations	(9,735)	(4,967)	(17,558)	(7,505)
Other income (expense), net
Interest expense	(1,190)	(1,266)	(2,435)	(2,281)
Change in fair value of preferred stock warrant liabilities	(97)	(1,412)	1,939	(689)

Loss before income tax expense	(11,022)	(7,645)	(18,054)	(10,475)
Income tax benefit (expense)	35	(271)	35	(271)

Net loss and comprehensive loss	$(10,987)	$(7,916)	$(18,019)	$(10,746)

Net loss per share, basic and diluted	$(0.99)	$(19.62)	$(3.14)	$(26.63)

Weighted-average common shares outstanding, basic and diluted	11,124,751	403,539	5,733,406	403,539